N E W S   R E L E A S E

Contact:	John A. Maurer
Vice President,
Treasurer and Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. REPORTS 2013 FOURTH QUARTER AND FULL YEAR RESULTS

●	Fourth Quarter Net Income of $0.81 Per Share, 19 Percent Above Last Year
●	Comparable-Store Sales Increased 5.3 Percent in Fourth Quarter
●	Annual Sales and Profit Highest Ever As Athletic Company
●	Fourth Consecutive Year With Double Digit Earnings Per Share Increase

NEW YORK, NY, March 7, 2014 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its fourth quarter and full year ended on February 1, 2014.

Fourth Quarter Results

The Company reported net income of $121 million, or $0.81 per share, for the 13 weeks ended February 1, 2014. This represents an increase of 19 percent over earnings per share of $0.68 for the 14-week period ended February 2, 2013. On a non-GAAP basis, the Company earned $0.82 cents per share, a 28 percent increase over the comparable 13-week non-GAAP earnings per share of $0.64 in 2012.

A reconciliation of GAAP to non-GAAP results is included in the tables below.

Total fourth quarter sales increased 4.6 percent, to $1,791 million this year, compared with sales of $1,713 million in 2012, which included $81 million of sales in the extra week last year. Fourth quarter comparable-store sales increased 5.3 percent.

Fiscal Year Results

For fiscal year 2013, the Company reported net income of $429 million, or $2.85 per share. In the 53-week period in 2012, the Company reported net income of $397 million, or $2.58 per share. On a non-GAAP basis, earnings were $2.87 per share in 2013, an increase of 16 percent over the $2.47 per share earned on a comparable basis in 2012. In 2013 the Company generated its fourth consecutive double digit percentage increase in annual earnings per share. It is also the third consecutive year in which the Company achieved record earnings as Foot Locker, Inc.

Total sales increased 5.2 percent in 2013 to $6,505 million, the highest level of sales ever recorded by the Company as Foot Locker, Inc., compared with sales of $6,182 million last year. Comparable-store sales increased 4.2 percent in 2013.

“The driver in achieving our best-ever financial results was the excellent execution by our team of the many initiatives we have underway,” said Ken C. Hicks, Chairman of the Board and Chief Executive Officer of Foot Locker, Inc. “I am very proud of the progress that the entire team at Foot Locker, Inc. is making towards reaching our long term goals and objectives. While we accomplished a great deal in 2013, we have many more opportunities to improve the business further. We believe these opportunities, such as the children’s business, our store banner.com development, the expansion of shop-in-shops in partnership with our vendors, and the improvements we are making in our assortments, should continue to drive our performance to new heights for the next few years. Specifically for 2014, we believe we can build on our momentum and generate a mid-single digit comparable sales gain and another double digit percentage increase in earnings per share.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

“Looking out longer term, we have opportunities such as our store remodel programs, expansion in Europe, technology investments, a growing team sales and services business, and our women’s business that we believe will enable us to reach our long-range financial and operational objectives.”

“The team at Foot Locker, Inc. worked hard to improve our productivity measures in 2013,” added Lauren B. Peters, Executive Vice President and Chief Financial Officer. “Despite a challenging retail environment, we maintained our gross margin rate at the record high set last year, and we improved our SG&A expense rate to 20.4 percent. Our sales per gross square foot increased to $460, our EBIT margin improved to 10.4 percent, and our net income margin came in at 6.6 percent, all of which were record-best performances for our Company.”

Financial Position

The Company’s merchandise inventory at February 1, 2014 was $1,220 million, which was $53 million, or 4.5 percent, higher than at the end of last year.

At year-end 2013, the Company’s cash and short-term investments totaled $867 million, while the debt on its balance sheet was $139 million. During the fourth quarter of 2013, the Company repurchased approximately 1.6 million shares of its common stock for $63 million. For the full year, the Company repurchased 6.4 million shares for $229 million.

“Our strong financial position enabled our Board of Directors in February to authorize another double digit percentage increase in our quarterly dividend, to 22 cents per share,” said Ms. Peters. “The Board has also authorized a capital expenditure program in 2014 of $220 million, based on the successful results to date of the store remodel and other capital initiatives we have underway.”

Store Base Update

The Company opened 84 new stores, remodeled or relocated 320 stores, and closed 140 stores during fiscal 2013. Including 193 Runners Point Group stores, the Company operated 3,473 stores in 23 countries in North America, Europe, Australia, and New Zealand as of February 1, 2014. In addition, 46 franchised stores were operating in the Middle East and South Korea, as well as 27 franchised Runners Point and Sidestep stores in Germany and Switzerland.

The Company is hosting a live conference call at 9:00 a.m. (EST) today to discuss these results and provide its current outlook for 2014, comment on the status of its current initiatives, and discuss trends in its business and the athletic industry. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com, and following the link for webcasts. The conference call will be available for webcast replay until 11:59 p.m. (EDT) on Friday, March 21, 2014.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), pandemics and similar major health concerns, unseasonable weather, deterioration of global financial markets, economic conditions worldwide, deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution.

For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2012 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended February 1, 2014 and February 2, 2013

(In millions, except per share amounts)

	Fourth Quarter		Full Year
	2013	2012(3)	2013	2012(3)
Sales	$1,791	$1,713	$6,505	$6,182

Cost of sales	1,209	1,149	4,372	4,148
SG&A	365	363	1,334	1,294
Depreciation & amortization	36	30	133	118
Impairment and other charges(1)	—	12	2	12
Interest expense, net	1	2	5	5
Other income	(1)	(1)	(4)	(2)
	1,610	1,555	5,842	5,575

Income before taxes	$181	$158	$663	$607
Income tax expense	60	54	234	210
Net income	$121	$104	$429	$397

Diluted EPS	$0.81	$0.68	$2.85	$2.58

Weighted-average diluted shares outstanding	148.4	153.2	150.5	154.0

Reconciliation of GAAP	Fourth Quarter				Full Year
to Non-GAAP results	2013		2012		2013		2012
	After tax	EPS	After tax	EPS	After tax	EPS	After tax	EPS
GAAP results	$121	$0.81	$104	$0.68	$429	$2.85	$397	$2.58

Add back:
CCS charges(1)	—	—	7	0.05	1	0.01	7	0.05
RPG acquisition/integration costs(2)	1	$0.01	—	—	5	0.03	—	—

Deduct:
53rd week(3)	—	—	14	0.09	—	—	14	0.09
Tax items(4)	—	—	—	—	3	0.02	10	0.07
Non-GAAP results	$122	$0.82	$97	$0.64	$432	$2.87	$380	$2.47

Footnote to explain adjustments

(1)	Includes store closing costs related to CCS in 2013, and impairment of CCS trade names and fixed assets in 2012.
(2)	Integration and transaction costs associated with the acquisition of Runners Point Group, after tax.
(3)	2012 represents the 14 and 53 weeks ended February 2, 2013.
(4)	In the third quarter of 2013, the Company recorded a tax benefit of $3 million, or $0.02 per diluted share, related to the conclusion of a foreign tax audit that resulted in a reduction of tax reserves established in prior periods. Included in the third quarter of 2012 is a similar tax benefit of $9 million, or $0.06 per diluted share. Also included in the 2012 year-to-date results is a benefit of $1 million, or $0.01 per diluted share, which represented Canadian provincial tax rate changes.

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	February 1, 2014	February 2, 2013
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$867	$928
Merchandise inventories	1,220	1,167
Other current assets	263	268
	2,350	2,363

Property and equipment, net	590	490
Deferred tax assets	241	257
Other assets	306	257
	$3,487	$3,367

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$263	$298
Accrued and other liabilities	360	338
Current portion of capital lease obligations	3	—
	626	636

Long-term debt and obligations under capital leases	136	133
Other liabilities	229	221
SHAREHOLDERS’ EQUITY	2,496	2,377
	$3,487	$3,367

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FOOT LOCKER, INC.

Store and Square Footage

(unaudited)

Store activity is as follows:

	February 2, 2013	Opened	Closed	February 1, 2014	Relocations/ Remodels
Foot Locker US	1,072	7	35	1,044	153
Foot Locker Europe	590	26	12	604	23
Foot Locker Canada	129	—	1	128	15
Foot Locker Asia Pacific	92	3	3	92	9
Lady Foot Locker	303	8	54	257	3
Kids Foot Locker	305	31	—	336	24
Footaction	283	1	7	277	24
Champs Sports	539	6	3	542	69
CCS	22	—	22	—	—
Runners Point Group (1)	—	196	3	193	—
Total	3,335	278	140	3,473	320

(1)	The Company acquired 194 existing Runners Point Group stores in July 2013; subsequently, the Company opened 2 additional stores in 2013.

Selling and gross square footage is as follows:

	February 2, 2013		February 1, 2014
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,515	4,311	2,492	4,301
Foot Locker Europe	808	1,770	836	1,815
Foot Locker Canada	262	404	270	423
Foot Locker Asia Pacific	128	206	126	205
Lady Foot Locker	398	685	351	592
Kids Foot Locker	423	729	477	830
Footaction	817	1,299	811	1,287
Champs Sports	1,876	2,861	1,894	2,886
CCS	34	51	—	—
Runners Point Group	—	—	214	366
Total	7,261	12,316	7,471	12,705

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